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                                                                    EXHIBIT 99.4

     ASCENTIAL SOFTWARE CORPORATION (formerly known as Informix Corporation)

       Amended and Restated 1998 Non-Statutory Stock Option and Award Plan

           (Effective as of July 17, 1998 and amended on May 5, 1999,
 August 5, 1999, October 21, 1999, April 28, 2000 and March 8, 2002 and amended and restated on June 27, 2003)

1. PURPOSES OF THE PLAN. The purposes of this Non-Statutory Stock Option and Award Plan are:

         (a) to attract and retain the best available personnel for positions of substantial responsibility,

         (b) to provide additional incentive to Employees and Consultants, and

         (c)      to promote the success of the Company's business.

         Options granted under the Plan will be Nonstatutory Stock Options (as amended May 5, 1999) or Restricted Stock Awards (as amended June 27, 2003).

2.       DEFINITIONS. As used herein, the following definitions shall apply:

         (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

         (b) "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

         (c)      "BOARD" means the Board of Directors of the Company.

         (d)      "CODE" means the Internal Revenue Code of 1986, as amended.

         (e) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

         (f)      "COMMON STOCK" means the common stock of the Company.

         (g) "COMPANY" means Ascential Software Corporation, a Delaware corporation.

         (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

         (i)      "DIRECTOR" means a member of the Board.

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         (j)      "DISABILITY" means total and permanent disability as defined in Section 22(e)(3) of the Code.

         (k) "EMPLOYEE" means any person employed by the Company or any Parent or Subsidiary of the Company, including Officers. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company (as amended May 5, 1999).

         (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (m) "FAIR MARKET VALUE" means the last quoted selling prices for Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the last quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee.

         (n) "NOTICE OF GRANT" means a written or electronic notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

         (o) "OFFICER" means any Employee who is (i) an officer of the Company pursuant to the specifications set forth in the By-Laws of the Company,
(ii) holds a position of vice-president or above, or (iii) is otherwise treated as an officer by the Company.

         (p) "OPTION" means a nonstatutory stock option granted pursuant to the Plan, that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

         (q) "OPTION AGREEMENT" means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

         (r) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

         (s)      "OPTIONED STOCK" means the Common Stock subject to an Option.

         (t) "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (u) "PARTICIPANT" means the holder of an outstanding Option or Restricted Stock Award granted under the Plan.

         (v) "PLAN" means this Amended and Restated 1998 Non-Statutory Stock Option and Award Plan, as amended from time to time.

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         (w)      "SHARE" means a share of the Common Stock, as adjusted in
accordance with Section 13 of the Plan. All Share numbers reflect the one-for-four reverse split of the Common Stock effective June 17, 2003.

         (x) "RESTRICTED STOCK AWARD" means a restricted stock award, subject to the Company's right of repurchase, granted pursuant to the Plan.

         (y) "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned or sold under the Plan is eight million one hundred twenty five thousand (8,125,000) Shares. This includes (i) 625,000 Shares added to the Plan on August 5, 1999,
(ii) 625,000 added to the Plan on October 21, 1999, (iii) 1,250,000 added to the Plan on April 28, 2000, (v) 1,250,000 added to the Plan on March 8, 2002, and
(v) 3,000,000 added to the Plan on June 27, 2003. The Shares may be authorized, but unissued, or reacquired Common Stock (as amended August 5, 1999, October 21, 1999, April 28, 2000, March 8, 2002 and June 27, 2003). All Share numbers reflect the one-for-four reverse split of the Common Stock effective June 17, 2003.

4.       ADMINISTRATION OF THE PLAN.

         (a) The Plan shall be administered by (i) the Board or (ii) a Committee, which committee shall be constituted to satisfy Applicable Laws.

         (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                  (i)      to determine the Fair Market Value of the Common
                           Stock;

                  (ii) to select the Employees (other than Officers and Directors) to whom Options or Restricted Stock Awards may be granted hereunder;

                  (iii) to determine whether and to what extent Options and Restricted Stock Awards are granted hereunder;

                  (iv) to determine the number of shares of Common Stock to be covered by each Option or Restricted Stock Award granted hereunder;

                  (v)      to approve forms of agreement for use under the Plan;

                  (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common

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                           Stock relating thereto or any Restricted Stock Award,
                           based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                  (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

                  (viii)   to institute an Option Exchange Program;

                  (ix) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

                  (x) to modify or amend each Option or Restricted Stock Award (subject to Section 15(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

                  (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Restricted Stock Award previously granted by the Administrator;

                  (xii) to determine the terms and restrictions applicable to Options and Restricted Stock Awards;

                  (xiii) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and to make all other determinations deemed necessary or advisable for administering the Plan.

         (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Options or Restricted Stock Awards.

5. ELIGIBILITY. Options and Restricted Stock Awards may be granted hereunder only to Employees and Consultants (as amended May 5, 1999 and June 27,
2003).

6. LIMITATION. Neither the Plan nor any Option nor any Restricted Stock Award shall confer upon a Participant any right with respect to continuing the Participant's relationship as an Employee with the Company, nor shall they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause.

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7.       TERM OF PLAN. The Plan shall become effective upon July 17, 1998. It shall continue in effect for ten (10) years, unless sooner terminated under
Section 15 of the Plan.

8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement.

9.       OPTION EXERCISE PRICE AND CONSIDERATION.

         (a) EXERCISE PRICE. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator.

         (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

         (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

                  (i)      cash;

                  (ii)     check;

                  (iii)    promissory note;

                  (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

                  (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

                  (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

                  (vii)    any combination of the foregoing methods of payment.

10.      EXERCISE OF OPTION.

         (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

         An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is

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exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

         Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b) TERMINATION OF RELATIONSHIP AS AN EMPLOYEE. If a Participant ceases to be a an Employee, other than upon the Participant's death or Disability, the Participant may exercise his or her Option, but only within such period of time as is specified in the Option Agreement, and only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (c) DISABILITY OF PARTICIPANT. If a Participant ceases to be an Employee as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement, to the extent the Option is vested on the date of termination, including as to accelerated vesting as set forth in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         (d) DEATH OF PARTICIPANT. If a Participant dies while an Employee, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Participant's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death, including as to accelerated vesting as set forth in the Option Agreement. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant's estate or, if none, by the person(s) entitled to exercise the Option under the Participant's will or the laws of descent or distribution. If the Option is not so

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exercised within the time specified herein, the Option shall terminate, and the
Shares covered by such Option shall revert to the Plan.

         (e) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

         (f) NON-TRANSFERABILITY OF OPTIONS. Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

11.      Restricted Stock

         (a) Grants. The Committee may grant Restricted Stock Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Committee in the applicable Restricted Stock Award are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. The Committee, in its sole discretion, shall determine the number of Restricted Stock Awards granted to each Participant, provided that no more than 20% of the maximum number of shares authorized for issuance under the Plan may be issued pursuant to Restricted Stock Awards.

         (b) Terms and Conditions. The Committee shall determine the terms and conditions of any such Restricted Stock Awards, including the conditions for repurchase (or forfeiture) and the issue price, if any.

         (c) Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Participant will receive a certificate no longer subject to such restrictions or a notice from the Company's transfer agent of registration of such shares no longer subject to such restrictions in book entry form. If the Participant has died, such certificate or notice will be delivered to the beneficiary designated, in a manner determined by the Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

         (d) NON-TRANSFERABILITY OF RESTRICTED STOCK AWARDS. Unless determined otherwise by the Administrator, Restricted Stock Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only

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by the Participant. If the Administrator makes Restricted Stock Award transferable, such Restricted Stock Award shall contain such additional terms and conditions as the Administrator deems appropriate.

12.      CHANGES IN CAPITALIZATION AND OWNERSHIP.

         (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option or Restricted Stock Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Restricted Stock Awards have yet been granted or which have been returned to the Plan upon cancellation, repurchase by the Company or expiration of an Option or Restricted Stock Award, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock Award.

         (b) CHANGES IN CONTROL. All obligations of the Company under the Plan, with respect to Options or Restricted Stock Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct on indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13. DATE OF GRANT. The date of grant of an Option or Restricted Stock Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Restricted Stock Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

14.      AMENDMENT AND TERMINATION OF THE PLAN.

         (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan.

         (b) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect

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the Administrator's ability to exercise the powers granted to it hereunder with respect to options granted under the Plan prior to the date of such termination.

15. CONDITIONS UPON ISSUANCE OF SHARES. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Option of Restricted Stock Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

16. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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